Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                     Contact:                     David M. Findlay
                                                       Executive Vice President-
                          Administration and
                          Chief Financial Officer
                                                                                                                                   (574) 267-9197
                                                                                                                              david.findlay@lakecitybank.com

LAKE CITY BANK PARENT REPORTS

 RECORD NET INCOME

Three and Six Month Performance Set Net Income Highs

Warsaw, Indiana (July 26, 2010) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record net income of $6.2 million for the second quarter of 2010.  This net income performance represents a 39% increase over $4.5 million for the second quarter of 2009.  Diluted net income per share for the quarter was $0.24 versus $0.29 for the comparable period of 2009.  On a linked quarter basis, net income increased 3% compared to net income of $6.0 million, or $0.32 per diluted share, for the first quarter of 2010.

The Company further reported record net income of $12.2 million for the six months ended June 30, 2010 versus $8.3 million for the comparable period of 2009, an increase of 47%.  Diluted net income per common share was $0.56 for the six months ended June 30, 2010 versus $0.58 for the comparable period of 2009.

Earnings per share for the three and six month periods ended June 30, 2010 were impacted by the Company’s June 9, 2010 redemption of the 56,044 shares of TARP preferred stock issued to the Treasury in February 2009 under the Capital Purchase Program of the Economic Stabilization Act of 2008.  As a result of the redemption, the Company recognized a non-cash reduction in net income available to common shareholders of $1.8 million, which represented the remaining unamortized accretion of the discount on the preferred shares.  This non-cash item impacted net income available to common shareholders and earnings per share.  Excluding the impact of this $1.8 million accretion, diluted earnings per share would have been $0.34 for the second quarter and $0.66 year-to-date versus $0.29 and $0.58, respectively, for the comparable periods in 2009.

Michael L. Kubacki, Chairman, President and Chief Executive Officer, commented, “For four successive quarters, we have reported record quarterly net income.  These results have contributed to a 47% increase in net income year-to-date.  While we take great pride in this performance, our region has experienced many challenges over the past two years as we have suffered through a prolonged economic downturn.  Unfortunately, this has impacted our customers and affected our performance.  While we continue to see signs of economic recovery, we believe that these challenges will continue.  Nonetheless, we’re very pleased that we have consistently produced quality earnings in this very difficult operating environment.”

Kubacki continued, “When we accepted TARP funding in 2009, we did so with the intent to ensure that we could continue to support the Indiana communities we serve with increased lending activity.  Since year-end 2008, the quarter which preceded our Capital Purchase Program funding, we have increased total loans by $224 million, or 12%.  Our stable core operating performance over the past year has contributed to a strong capital structure, which provides us with the ability to keep expanding our business without the cost of the TARP dividend.  Our shareholders will benefit significantly from this redemption, as it will positively impact net income available to shareholders by approximately $3.3 million annually, or $0.20 per share based upon current shares outstanding, due to the elimination of the dividend and accretion related to the preferred stock.”

The Company also announced that the Board of Directors approved a cash dividend for the second quarter of $0.155 per share, payable on August 5, 2010 to shareholders of record as of July 25, 2010.

Average total loans for the second quarter of 2010 were $2.04 billion versus $1.89 billion for the second quarter of 2009 and $2.01 billion for the linked first quarter of 2010.  The year-over-year average loan growth represented an increase of 8%, or $153 million.  On a linked quarter basis, average loans increased by $35 million versus the first quarter of 2010.  Total gross loans as of June 30, 2010 were $2.06 billion compared to $1.88 billion as of June 30, 2009 and $2.01 billion as of March 31, 2010.  On a linked quarter basis, gross loans increased by $46 million, or 2% versus March 31, 2010.

The Company’s net interest margin was 3.75% in the second quarter of 2010 versus 3.45% for the second quarter of 2009 and 3.86% in the linked first quarter of 2010.  This margin improvement for the year, which was driven by declines in the Company’s cost of funds, contributed to an increase of 18% in the Company’s net interest income to $23.2 million in the second quarter of 2010 versus $19.5 million in the second quarter of 2009.  On a linked quarter basis, net interest income increased by 1% versus the first quarter of 2010, despite a 0.11% decline in the net interest margin. This linked quarter margin decline resulted primarily from higher costs of funds as the Company increased its reliance on deposits as a funding source and extended maturities on brokered deposits.  For the six months ended June 30, 2010, the Company’s net interest margin was 3.80% versus 3.29% for the comparable period in 2009.

The Company’s provision for loan losses in the quarter of $5.8 million represented an increase of $814,000, or 16%, versus $4.9 million in the same period of 2009.  In the first quarter of 2010, the provision was $5.5 million.  The provision increase on a year-over-year basis was generally driven by higher levels of loan charge offs, economic conditions in the Company’s markets and the related possible weaknesses in our borrowers’ future performance and prospects, as well as by continued loan growth.

The Company's non-interest income was $5.4 million in the second quarter of 2010 versus $6.0 million in the second quarter of 2009 and $4.8 million for the first quarter of 2010.  On a year-over-year basis, the decline of $663,000 was driven in large part by a change related to the processing of merchant credit card activities, which is reflected in merchant card fee income.   It declined $537,000 from $840,000 in the second quarter of 2009 to $303,000.  Beginning in the second quarter of 2009, the Company began converting clients to a new third-party processor for this activity.  As a result, only net revenues with the new processor are being recognized in merchant card fee income in non-interest income.

Several other factors affected non-interest income in the second quarter of 2010 versus the comparable period in 2009, including a decrease in mortgage banking income of $542,000 and the recognition of non-cash, other than temporary impairment of $81,000 on available for sale securities.  Overall, total revenue for the second quarter of 2010 increased 12% to $28.5 million versus $25.6 million for the comparable period of 2009.

The Company's non-interest expense decreased 5% to $13.4 million for the second quarter of 2010 compared to $14.2 million for the same period in 2009.  On a linked quarter basis, non-interest expense increased 3% from $13.0 million in the first quarter of 2010.   On a year-over-year basis, salaries and employee benefits increased from $7.1 million in the second quarter of 2009 to $7.6 million in the second quarter of 2010.  This increase in the second quarter of 2010 was significantly driven by higher performance based compensation accruals, which resulted from a combination of strong performance versus corporate objectives in the second quarter of 2010 and lower performance versus these criteria in the second quarter of 2009.  Credit card interchange expense decreased $474,000 due to the change in processing merchant credit card activities.  In addition, other expense decreased by $663,000, primarily due to lower regulatory costs compared to the second quarter of 2009, as the Company was subject to special FDIC assessments in 2009.  The Company's efficiency ratio for the second quarter of 2010 improved to 47% compared to 55% for the second quarter of 2009.

For the three months ended June 30, 2010, Lakeland Financial’s tangible equity to tangible assets ratio was 8.91% compared to 6.42% for the second quarter of 2009 and 8.74% for the first quarter of 2010.  Equity was positively impacted by the sale of common stock during the fourth quarter of 2009, resulting in net proceeds to the Company of $57.9 million.  Average total capital to average assets for the quarter ended June 30, 2010 was 10.44% versus 8.69% for the second quarter of 2009 and 11.07% for the first quarter of 2009.  In addition to the fourth quarter 2009 sale of common stock, average total capital was impacted by the Company’s June, 2010 redemption of $56.0 million in preferred shares issued to the Treasury under the TARP Capital Purchase Program.  Average total deposits for the quarter ended June 30, 2010 were $2.13 billion versus $1.93 billion for the first quarter of 2010 and $1.85 billion for the second quarter of 2009.

Net charge-offs totaled $4.7 million in the second quarter of 2010, versus $1.3 million during both the second quarter of 2009 and the first quarter of 2010.  Loan exposure to three borrowers represented $4.2 million, or 90%, of these charge offs.  $2.2 million was related to an operating line of credit and term loan extended to a manufacturing company which terminated operations during the quarter.  The Bank has no additional exposure to this borrower.  The second loss of $1.1 million was a real estate loan connected to a manufacturing business that terminated operations.  The Bank has remaining nonaccrual real estate loan exposure of $1.7 million to this borrower and expects that it will be transferred to other real estate in the third quarter of 2010 at the current carrying value.  The third loss of $0.9 million was an operating line of credit related to a manufacturer that terminated operations. The Bank has no additional exposure to this borrower.  Loan exposure to the first borrower was current as of March 31, 2010 and the second and third loans were on nonaccrual as of that date.

Lakeland Financial’s allowance for loan losses as of June 30, 2010 was $37.4 million, compared to $25.1 million as of June 30, 2009 and $36.3 million as of March 31, 2010.  The allowance for loan losses increased to 1.82% of total loans as of June 30, 2010 versus 1.33% at June 30, 2009 and 1.81% as of March 31, 2010.

Nonperforming assets were $31.1 million as of June 30, 2010 versus $33.0 million as of March 31, 2010.  The decrease during the second quarter resulted primarily from the charge-offs of $2.0 million taken on the two nonaccrual commercial credits discussed above.  The ratio of nonperforming assets to total assets declined from 1.26% at March 31, 2010 to 1.18% on June 30, 2010.  The allowance for loan losses represented 122% of nonperforming loans as of June 30, 2010 versus 127% at June 30, 2009 and 113% at March 31, 2010.

Kubacki continued, “Our clients have continued to demonstrate a resiliency reflective of the entrepreneurial spirit of the region.  Yet, our markets continue to face a challenging period of economic recovery.  As a result, we have grown our allowance for loan losses by 98% from $18.9 million at the end of 2008 to $37.4 million today.  As we’ve said before, we do not believe that our markets have experienced any consequential economic rebound and we’re hopeful that the recovery will pick up steam through the balance of 2010,” Kubacki added.

The Company will be presenting at the Keefe, Bruyette and Woods Community Bank Investor Conference at 1:30pm EDT on Tuesday July 27th.  The presentation will be accessible to the public via webcast at: http://www.kbw.com/news/conferenceCommunity2010_Webcast.html

Lakeland Financial Corporation is a $2.6 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.  The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Securities, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Equity Capital Markets Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures.  Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance.  Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax.  A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

LAKELAND FINANCIAL CORPORATION
SECOND QUARTER 2010 FINANCIAL HIGHLIGHTS
(Unaudited – Dollars in thousands except share and per share data)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2010	2010	2009	2010	2009
END OF PERIOD BALANCES
Assets	$ 2,633,509	$ 2,618,635	$ 2,404,140	$ 2,633,509	$ 2,404,140
Deposits	2,131,131	2,031,152	1,735,136	2,131,131	1,735,136
Loans	2,057,727	2,011,443	1,882,106	2,057,727	1,882,106
Allowance for Loan Losses	37,364	36,332	25,090	37,364	25,090
Total Equity	238,052	286,633	212,193	238,052	212,193
Tangible Common Equity	234,210	228,543	154,144	234,210	154,144
AVERAGE BALANCES
Total Assets	$ 2,648,057	$ 2,572,694	$ 2,426,602	$ 2,610,584	$ 2,406,024
Earning Assets	2,514,648	2,445,158	2,304,684	2,480,095	2,280,319
Investments	427,573	413,987	395,711	420,818	392,492
Loans	2,044,330	2,009,808	1,891,724	2,027,164	1,868,277
Total Deposits	2,127,249	1,927,872	1,852,776	2,028,111	1,880,566
Interest Bearing Deposits	1,874,218	1,687,187	1,630,532	1,781,219	1,660,573
Interest Bearing Liabilities	2,102,193	2,031,015	1,972,947	2,066,801	1,974,016
Total Equity	276,393	284,784	210,824	280,565	192,201
INCOME STATEMENT DATA
Net Interest Income	$ 23,152	$ 22,961	$ 19,538	$ 46,113	$ 36,553
Net Interest Income-Fully Tax Equivalent	23,511	23,293	19,844	46,804	37,171
Provision for Loan Losses	5,750	5,526	4,936	11,276	9,452
Noninterest Income	5,359	4,847	6,022	10,206	11,592
Noninterest Expense	13,425	13,048	14,153	26,473	26,840
Net Income	6,219	6,021	4,460	12,240	8,330
Net Income Available to Common Shareholders	3,837	5,216	3,660	9,053	7,240
PER SHARE DATA
Basic Net Income Per Common Share	$ 0.24	$ 0.32	$ 0.29	$ 0.56	$ 0.58
Diluted Net Income Per Common Share	0.24	0.32	0.29	0.56	0.58
Cash Dividends Declared Per Common Share	0.155	0.155	0.155	0.31	0.31
Book Value Per Common Share (equity per share issued)	14.76	14.44	12.75	14.76	12.75
Market Value – High	22.17	19.18	21.04	22.17	23.87
Market Value – Low	18.95	17.00	17.10	17.00	14.14
Basic Weighted Average Common Shares Outstanding	16,114,408	16,091,626	12,416,710	16,103,080	12,409,146
Diluted Weighted Average Common Shares Outstanding	16,212,460	16,176,406	12,515,196	16,195,254	12,512,890
KEY RATIOS
Return on Average Assets	0.94%	0.95%	0.74%	0.95%	0.70%
Return on Average Total Equity	9.03	8.57	8.49	8.80	8.74
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	47.08	46.92	55.37	47.01	55.75
Average Equity to Average Assets	10.44	11.07	8.69	10.75	7.99
Net Interest Margin	3.75	3.86	3.45	3.80	3.29
Net Charge Offs to Average Loans	0.93	0.26	0.27	0.60	0.35
Loan Loss Reserve to Loans	1.82	1.81	1.33	1.82	1.33
Nonperforming Loans to Loans	1.49	1.60	1.05	1.49	1.05
Nonperforming Assets to Assets	1.18	1.26	0.85	1.18	0.85
Tier 1 Leverage	9.92	12.25	10.19	9.92	10.19
Tier 1 Risk-Based Capital	11.76	14.35	11.89	11.76	11.89
Total Capital	13.02	15.61	13.10	13.02	13.10
Tangible Capital	8.91	8.74	6.42	8.91	6.42
ASSET QUALITY
Loans Past Due 30 - 89 Days	$ 4,566	$ 7,237	$ 13,805	$ 4,566	$ 13,805
Loans Past Due 90 Days or More	533	1,069	253	533	253
Non-accrual Loans	30,192	31,209	19,446	30,192	19,446
Nonperforming Loans	30,725	32,278	19,699	30,725	19,699
Other Real Estate Owned	382	700	711	382	711
Other Nonperforming Assets	14	15	59	14	59
Total Nonperforming Assets	31,121	32,993	20,469	31,121	20,469
Impaired Loans	41,008	38,711	18,967	41,008	18,967
Total Watch List Loans	172,550	180,696	131,118	172,550	131,118
Net Charge Offs/(Recoveries)	4,718	1,267	1,264	5,985	3,222

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
As of June 30, 2010 and December 31, 2009
(in thousands, except share data)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and due from banks	$ 51,652	$ 48,964
Short-term investments	5,217	7,019
Total cash and cash equivalents	56,869	55,983

Securities available for sale (carried at fair value)	432,025	410,028
Real estate mortgage loans held for sale	1,472	1,521

Loans, net of allowance for loan losses of $37,364 and $32,073	2,020,363	1,979,937

Land, premises and equipment, net	29,249	29,576
Bank owned life insurance	37,175	36,639
Accrued income receivable	9,178	8,600
Goodwill	4,970	4,970
Other intangible assets	180	207
Other assets	42,028	44,044
Total assets	$ 2,633,509	$ 2,571,505

LIABILITIES AND EQUITY

LIABILITIES
Noninterest bearing deposits	$ 264,817	$ 259,415
Interest bearing deposits	1,866,314	1,591,710
Total deposits	2,131,131	1,851,125

Short-term borrowings
Federal funds purchased	71,300	9,600
Securities sold under agreements to repurchase	104,958	127,118
U.S. Treasury demand notes	2,427	2,333
Other short-term borrowings	0	215,000
Total short-term borrowings	178,685	354,051

Accrued expenses payable	13,638	14,040
Other liabilities	1,034	1,236
Long-term borrowings	40,041	40,042
Subordinated debentures	30,928	30,928
Total liabilities	2,395,457	2,291,422

EQUITY
Cumulative perpetual preferred stock: 1,000,000 shares authorized, no par value, $56,044 liquidation value
56,044 shares issued and outstanding as of December 31, 2009	0	54,095
Common stock: 90,000,000 shares authorized, no par value
16,126,619 shares issued and 16,023,797 outstanding as of June 30, 2010
16,078,461 shares issued and 15,977,352 outstanding as of December 31, 2009	85,009	83,487
Retained earnings	153,995	149,945
Accumulated other comprehensive loss	520	(5,993)
Treasury stock, at cost (2010 - 102,822 shares, 2009 - 101,109 shares)	(1,561)	(1,540)
Total stockholders' equity	237,963	279,994

Noncontrolling interest	89	89
Total equity	238,052	280,083
Total liabilities and equity	$ 2,633,509	$ 2,571,505

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Six Months Ended June 30, 2010 and 2009
(in thousands except for share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 25,945	$ 23,751	$ 51,295	$ 46,540
Tax exempt	19	30	38	100
Interest and dividends on securities
Taxable	4,113	4,433	8,341	8,896
Tax exempt	708	604	1,353	1,207
Interest on short-term investments	27	12	41	28
Total interest income	30,812	28,830	61,068	56,771

Interest on deposits	6,933	8,278	13,448	18,033
Interest on borrowings
Short-term	188	265	437	573
Long-term	539	749	1,070	1,612
Total interest expense	7,660	9,292	14,955	20,218
NET INTEREST INCOME	23,152	19,538	46,113	36,553
Provision for loan losses	5,750	4,936	11,276	9,452
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	17,402	14,602	34,837	27,101

NONINTEREST INCOME
Wealth advisory fees	833	727	1,625	1,466
Investment brokerage fees	471	432	1,016	890
Service charges on deposit accounts	2,202	2,110	4,060	4,020
Loan, insurance and service fees	1,074	860	1,994	1,644
Merchant card fee income	303	840	583	1,643
Other income	483	437	1,015	953
Mortgage banking income	74	616	165	976
Impairment on available-for-sale securities (includes total losses of $81,
net of $0 recognized in other comprehensive income, pre-tax)	(81)	0	(252)	0
Total noninterest income	5,359	6,022	10,206	11,592
NONINTEREST EXPENSE
Salaries and employee benefits	7,559	7,089	15,070	13,189
Occupancy expense	699	720	1,488	1,641
Equipment costs	522	517	1,051	1,017
Data processing fees and supplies	960	1,005	1,926	1,984
Credit card interchange	49	523	113	1,051
Other expense	3,636	4,299	6,825	7,958
Total noninterest expense	13,425	14,153	26,473	26,840

INCOME BEFORE INCOME TAX EXPENSE	9,336	6,471	18,570	11,853
Income tax expense	3,117	2,011	6,330	3,523
NET INCOME	$ 6,219	$ 4,460	$ 12,240	$ 8,330
Dividends and accretion of discount on preferred stock	2,382	800	3,187	1,090
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$ 3,837	$ 3,660	$ 9,053	$ 7,240
BASIC WEIGHTED AVERAGE COMMON SHARES	16,114,408	12,416,710	16,103,080	12,409,146
BASIC EARNINGS PER COMMON SHARE	$ 0.24	$ 0.29	$ 0.56	$ 0.58
DILUTED WEIGHTED AVERAGE COMMON SHARES	16,212,460	12,515,196	16,195,254	12,512,890
DILUTED EARNINGS PER COMMON SHARE	$ 0.24	$ 0.29	$ 0.56	$ 0.58

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
SECOND QUARTER 2010
(unaudited in thousands)

	June 30,		December 31,		June 30,
	2010		2009		2009
Commercial and industrial loans	$ 727,047	35.3%	$ 693,579	34.5%	$ 673,886	35.8%
Commercial real estate - owner occupied	361,618	17.6	348,812	17.3	333,852	17.7
Commercial real estate - nonowner occupied	253,158	12.3	257,374	12.8	235,357	12.5
Commercial real estate - multifamily loans	25,153	1.2	26,558	1.3	26,623	1.4
Commercial real estate construction loans	195,990	9.5	166,959	8.3	136,440	7.2
Agri-business and agricultural loans	183,137	8.9	206,252	10.2	167,614	8.9
Residential real estate mortgage loans	90,118	4.4	95,211	4.7	98,814	5.3
Home equity loans	167,420	8.1	161,594	8.0	152,804	8.1
Installment loans and other consumer loans	55,280	2.7	57,478	2.9	57,720	3.1
Subtotal	2,058,921	100.0%	2,013,817	100.0%	1,883,110	100.0%
Less: Allowance for loan losses	(37,364)		(32,073)		(25,090)
Net deferred loan (fees)/costs	(1,194)		(1,807)		(1,004)
Loans, net	$ 2,020,363		$ 1,979,937		$ 1,857,016